Exh. 99.14(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated June 18, 1997, relating to the financial statements and financial highlights of Nations Treasury Reserves appearing in the April 30, 1997 Annual Report to Shareholders of Nations Institutional Reserves, which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" and in paragraphs 5.1.j. and 8.6 of the Agreement and Plan of Reorganization in such Combined Proxy Statement/Prospectus. We further consent to the references to us under the headings "Financial Highlights" and "How The Funds Are Managed -- Other Service Providers" in the Prospectus of Nations Treasury Reserves dated September 1, 1997 and under the heading "Experts and Financial Information" in the Statement of Additional Information of Nations Treasury Reserves dated September 1, 1997 which are incorporated by reference into the Registration Statement.


/s/ PRICE WATERHOUSE LLP
Boston, Massachusetts
February 17, 1998